World Renowned Veterinary Nutritionist Dr. R. Geoffrey Broderick Continues Groundbreaking Efforts to Help Animals by Joining PetLife Pharmaceuticals, Inc. as the Chairman of Product Development and Advisory Board

Feb 09, 2017

OTC Disclosure & News Service

Hancock, MD, Feb. 09, 2017 (GLOBE NEWSWIRE) -- PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, augments the advisory board and prepares for new and expanded product lines with the appointment of Dr. R. Geoffrey Broderick as Chairman of Product Development.

Dr. Broderick, one of the world’s most famous veterinarians, comes to PetLife with an intricate knowledge of the pet industry, He is a practicing veterinarian with over 48 years’ experience as an international expert, and is also a professional developer of organic pet food, pet supplements, and other pet products, including the first natural pet food, the first snack for senior dogs, the first dietary formula, and the first antioxidant supplement.

Besides these preventative revolutionary inventions, he also prevailed in his veterinary career with many awards and other accreditations. He was the first in history to dissolve urinary stones without antibiotics, for which he is the recipient (and the youngest to ever receive) the Award by the Committee for World Health, which was presented on the 50th anniversary for the discovery of Vitamin C (in Palm Springs CA, 1978). In fact, this revolutionary work was eventually incorporated in his subsequently developed Cornucopia Natural Pet Products in order to provide the proper PH of urine to prevent struvite (triple phosphate) urinary stones from happening in the first place.

The impressive background and experiences Dr. Broderick brings to PetLife began in New York City, in 1941, where he was born. Having served in Korea with the US Army as a paratrooper, Dr. Broderick returned stateside to pursue veterinary medicine, graduating from Kansas State University in 1969 at the top of his class. After opening the Southdown Animal Clinic in Huntington, NY, he started the Natural Pet Food movement in America when speaking at the Health and Nutrition Expo in New York City after being brought to the podium by the legendary William Dufty, the author of Sugar Blues. It is here that Dr. Broderick made what is now considered a world-wide major historical impact by declaring the national movement against sugar and chemicals in pet food.

Cornucopia Natural Pet Food was launched by Dr. Broderick in the early 70’s. This, being the start of an entire new pet category, began a major revolution in the Pet Food industry as Dr. Broderick went on to formulate additional foods and supplements for the prevention of pet diseases. Super-Food and Phyto-Food supplements were invented, as he, working with his son, Geoffrey Broderick, Jr., developed the very first antioxidant products. “Getting an early start in what would become a very successful Product Development career, I was excited to be working with my dad to develop these products, which were years ahead their time, long before the word ‘antioxidant’ was commonly known,” said Geoffrey Jr, whom recently became the President of PetLife.

Dr. Broderick commented, “My dedication to the companion animal industry, from veterinary medicine to food formulator and nutritionist, has continued to see boundaries pushed and new breakthroughs found. PetLife is further pushing those boundaries once again, and I am ecstatic to be able to lend my experiences and knowledge to the furtherance of Vitalzul™, its companion nutraceuticals, and to grow the company with additional product lines in several classes of trade.”

“We welcome Dr. Broderick to the team with open arms. PetLife, having completed the 1st of 3 studies in its pre-INAD protocol, is ready to break the mold of conventional veterinary care and existing food and supplement products. The addition of Dr. Broderick puts us one step closer to reaching that goal,” commented Dr. Salvagno, CEO of PetLife.

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

Investor Relations:

Invicto Group

info@invictogroup.com

800-928-7462 Ext. 801